ROMAN MARTINEZ, IV
248 Tradewind Drive
Palm Beach, FL 33480-3331
Telephone 212.634.1190
roman@rmiv.com

June 21, 2005

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

I authorize the following officers of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Judith E. Soltz, Executive Vice President and General Counsel

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

Roman Martinez